Exhibit 10.18

SUPPLY AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and effective the 10, October 2005 (“Effective Date”) between TissueLink Medical, Inc., a Delaware corporation having a place of business at One Washington Center, Suite 400, Dover, NH 03820, USA (“TLM”); and Soering, GmbH, a Germany company having a place of business at Justus-von-Liebig-Ring 2, D-25451, Quickborn, Germany (“SOERING”).

WITNESSETH

WHEREAS, SOERING designs, develops, manufactures and sells bipolar electro surgery systems;

WHEREAS, TLM designs, develops, manufactures and markets medical devices;

WHEREAS, TLM and SOERING entered into a certain Development Agreement dated as of January 10, 2005 (the “Development Agreement”) pursuant to which they collaborated to the development of certain products.

WHEREAS, as a result of the collaboration under the Development Agreement, SOERING desires to manufacture and supply to TLM certain products, which are more fully described in Schedule A, as the same may be amended or supplemented from time to time by an instrument executed on behalf of each of SOERING and TLM (the Products”), all in accordance with the terms and conditions set forth herein; and

WHEREAS, TLM desires to purchase Products from SOERING and distribute the Products throughout the world.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

SECTION I. SUPPLY AGREEMENT

1.	Supply Requirements.

1.1. TLM agrees to purchase from SOERING and SOERING agrees to sell to TLM the Products on the terms set forth in this Agreement.

1.2. (a) SOERING shall deliver to TLM, for TLM’s inspection, a reasonable number of preproduction quality samples of each of the Products (“Inspection Samples”) as agreed upon by the parties, which conform to the specifications, consisting in the case of the Products designated as the Generator Product thereon (the “Generator Product”) of the relevant manufacturing specifications and subsidiary detail specifications and drawings agreed upon by TLM and SOERING (“Specifications”), including reports documenting that the Products have been inspected and tested.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(b) TLM shall provide to SOERING any objections it has concerning the conformance of the Inspection Samples to the Specifications within thirty (30) days after receipt of the Inspection Samples (the “Inspection Period”) and SOERING shall make such changes to Products prior to production. If no objections are identified by TLM during the Inspection Period, the Inspection Samples shall be deemed acceptable by TLM. The Inspection Period for the Inspection Samples of the initial Products covered by this Agreement (that are listed in Schedule A on the Effective Date) shall be known as the “Initial Inspection Period”.

1.3. On or prior to the end of the Initial Inspection Period, TLM shall deliver to SOERING a forecast (“Forecast”) of TLM’s requirements for Products during the initial twelve-month period after the Initial Inspection Period as listed in attached Schedule C. On or before the last day of each month after the Initial Inspection Period and during the term of this Agreement, TLM shall deliver to SOERING a six-month rolling Forecast of TLM’s requirements for Products. Each forecast shall specify the quantities of each Product and the projected shipment dates therefor. The first three months of the initial six-month Forecast shall represent TLM’s binding purchase order for the quantities of Products specified therein. For each six-month rolling Forecast thereafter, the third month of such rolling Forecast shall be TLM’s binding purchase order for the quantities specified therein. SOERING shall not be obligated to supply quantities of Products in excess of those quantities subject to binding purchase orders. SOERING, however, shall use its commercially reasonable efforts to deliver to TLM, pursuant to purchase orders, quantities of Products even if TLM has modified a projection of Product requirements for such quantities.

1.4. It is understood that the terms of this Agreement shall supersede any conflicting terms of purchase orders for all purchases of Products.

1.5. TLM and SOERING have agreed upon the minimum purchase requirements (the “Initial Products Minimum”) for the first twelve (12) months for the Generator Product: As shown in Schedule C.

2.	Prices and Payment.

2.1. Pricing of Products shall be according to the terms set forth in Schedule B attached hereto.

2.2. Upon the request of either party, the parties shall negotiate in good faith during the first two months of the fourth quarter of each subsequent year with respect to changes in the pricing of Products to be effective on the first day of the second year and of each year thereafter. Such negotiations shall take into account, among other things, the competitive market conditions then existing, the cost of materials and labor, quantities of Products to be purchased by TLM and economic conditions. SOERING will apply best efforts to identify and implement cost reduction strategies for the Products during the term of this Agreement and any/all extensions.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.3. Payment to SOERING for Products shall be made thirty (30) days following the date of the invoice from SOERING (which shall be no earlier than the date of shipment) for Products specified in purchase orders and not rejected by TLM for nonconformance pursuant to Section 1, Paragraph 4.1. All payments to SOERING under this Agreement shall be made in U.S. dollars. Both parties agree to share equally in any exchange rate fluctuation between the USD$ and Euro and will complete the following steps:

•

At the outset of the arrangement, the parties will agree on a pre-defined exchange rate to be used during the first year of the Agreement. This rate will be the average Euro/USD rate for the five days prior to the Effective Date as published in the New York edition of the Wall Street Journal. ($1.25/Euro 1.00)

•	The pre-defined exchange rate will be reset on an annual basis to the exchange rate in effect on each anniversary of this Agreement as published in the Wall Street Journal.

•	At the end of each contract year, the parties will compare the average USD/Euro exchange rate during the year to the pre-defined exchange rate.

•	The resulting difference will be applied to the total of all invoices generated during the contract year and SOERING will either invoice or issue a credit memo to TLM for 50% of the total.

3.	Shipment.

3.1. All sales of Products shall be F.O.B. SOERING’s Quickborn factory at the prices set forth in Schedule B, which prices shall be exclusive of freight, insurance and taxes. SOERING shall, at TLM’s cost, ship the Products to any location chosen by TLM, utilizing carriers chosen by TLM. Title and risk of loss or damage to the Products shall pass to TLM at the time they are loaded on to the carrier specified by TLM.

3.2. Unless otherwise agreed in advance, all Products, shall be packed, labeled, marked and otherwise prepared for shipment by SOERING in such a way as to be acceptable to carriers and in accordance with good commercial practice, so as to minimize risk of loss or damage in transit.

4.	Specifications, Testing, and Warranty.

4.1. SOERING agrees to sell the Products to TLM, for the term of this Agreement and warrants that such Products will meet the Specifications including modified specifications as may be agreed upon in writing by TLM and SOERING. SOERING shall include a certification for any and all Products stating confirmation to the Specifications.

4.2. SOERING reserves the right to make engineering changes that do not affect the form, fit, function, performance or appearance of the Products and that do not require regulatory approval without the prior approval of TLM; provided, however, that SOERING shall provide TLM with notice of such change as promptly as practical before SOERING’s final internal approval of such change. With regard to all other material changes to the Products, SOERING agrees to give TLM written notice and to simultaneously provide TLM with Specifications for the changes. No changes relating to the form, fit, function, performance or appearance will be made to any Products supplied to TLM at any time without the prior written approval or deemed approval as provided below of TLM. TLM agrees to inform SOERING of its approval or disapproval of changes relating to the form, fit, function, performance or appearance of the Products within thirty (30) days after receiving notice of any such proposed changes. If TLM does not respond to SOERING within said thirty (30)-day period, the change will be deemed to have been approved.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.3. TLM may request, in writing, that SOERING change the Specifications or otherwise incorporate changes into the Products and/or develop customized Products for TLM. Such request will include a description of the proposed changes that will reasonably permit SOERING to evaluate the cost and feasibility. Within forty-five (45) days after receiving such a request from TLM, SOERING will advise TLM whether it is reasonably able to make such changes and, if so, the timetable and terms and conditions under which it would make such changes, and any resulting increase or decrease in prices hereunder. SOERING’s evaluation shall be in writing and, if it is reasonably able to make the change, it shall also state the impact on delivery schedules for Products covered by pending purchase orders hereunder. If, after good faith negotiations, TLM and SOERING agree upon the terms of the changes, then this Agreement, the Specifications, delivery schedules (Schedule C) and pricing schedule (Schedule B) will be amended accordingly.

4.4. Within the times specified in this Paragraph 4.4, TLM shall have the right to return to SOERING, for full credit/refund plus cost of freight, any Product that is defective or fails to comply with the Specifications, or any warranty provided with the Product to its end user as stated in the user manual and reproduced on Schedule D, provided, however, that such defect or failure is in no way the result of any modification to the Product, improper repair, or of any damage (assuming proper packaging for transportation by SOERING) to the Product after loaded on to the carrier specified by TLM. Notwithstanding failure of TLM to inspect and/or return any shipment, or its acceptance of any shipment, TLM shall be entitled to return to SOERING, for either repair, free of charge, credit/refund or exchange, at SOERING’s option, any Product that is defective or fails to comply with the Specifications or any warranty provided with the Product to its end user as stated in the user manual and reproduced on Schedule D if returned to TLM within one (1) year after shipment of Generator Product by TLM to its end user or ninety (90) days after shipment of any other Product by TLM to its end user.

4.5. In the event it is discovered by TLM, and SOERING is notified by TLM within the time periods stated in Section I., Paragraph 4.4 hereof, that a Product is defective or fails to comply with the Specifications, or any warranty provided with the Product to its end user as stated in the user manual and reproduced on Schedule D, TLM shall return the Product to SOERING and specify in writing the alleged complaint, Product code, serial number, if there is one, and the return address of TLM or the end user if the Product is to be drop shipped to the end user. SOERING will, at its option and at its expense, either repair or replace such defective Product within fifteen (15) business days after its return by TLM, freight prepaid to SOERING at its repair facility, and receipt by SOERING at such facility. If SOERING determines that the returned Product has been abused by the end user, SOERING shall provide TLM with a quote for repair of the Product and TLM shall either agree to pay for the repair, parts, labor and calibration or instruct SOERING to return the Product to TLM without repairs. In either case, TLM shall pay the freight for return of the Product to TLM. SOERING shall charge TLM for any such repair, parts, labor and calibration as set forth in Section I, Paragraph 4.6 hereof.

4.6. SOERING agrees to provide repair, maintenance, modification and other services on a timely basis on units of the Generator Product purchased by TLM or its end user at $71.43/hour, plus the charges for repair parts. Notwithstanding the foregoing

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

sentence, the hourly rate that SOERING charges TLM for such services shall not exceed the lowest rate that SOERING charges any other customer for similar services. Upon request by TLM, SOERING shall provide to TLM its then current price list for spare or replacement parts for Generator Products. SOERING agrees to maintain an adequate inventory of spare and replacement parts for the Generator Product if and when production ceases for a period of at least five (5) years following the last delivery date of a Generator Product to TLM.

5.	Compliance With Laws and Regulations.

5.1. SOERING represents and warrants that it is and, during the term of this Agreement, will continue to be (i) a Device Establishment, registered with the FDA and (ii) ISO 9001: 2000, ISO 13485: 2001 and ISO 13485: 2003 when certified on or before April 30, 2006. SOERING further represents and warrants that all Products sold and delivered to TLM under this Agreement shall be manufactured in accordance with the Specifications, applicable industry standards and current Good Manufacturing Practices (“cGMPs”) as set forth in the Quality System Regulation promulgated by the FDA and found in Code of Federal Regulations, Title 21 Part 820 (the “QSR”) and in accordance with all United States applicable statutes, laws, standards and regulations (including, but not limited to, the United States Medical Devices Amendments of 1976) and the regulations promulgated thereunder, including the QSR, that are applicable to the Products. SOERING agrees to provide TLM with copies of its FDA registration, Certification for ISO 9001: 2000 ISO 13485: 2001 and for ISO 13485: 2003 on or before April 30, 2006.

5.2. TLM, upon reasonable advance notice to SOERING during normal business hours, may on an annual basis visit SOERING manufacturing facilities to observe SOERING quality assurance procedures for testing, packaging and shipping during SOERING’s initial production runs of the Products and shall have the right to audit SOERING’s manufacturing, documentation control, inspection and calibration systems. Such visits by TLM personnel will be mutually scheduled by TLM and SOERING.

5.3. SOERING shall notify TLM of any FDA or TUV audit, or any audit from any other regulatory body, of its facilities for the manufacture of the Products, or any request for information from the FDA or TUV or other regulatory body related to the manufacture of the Products, as soon as practicably possible after receipt of such notice of such audit or such request. SOERING shall notify TLM as soon as practicable after receiving notice of any claim or action by the FDA or TUV or other regulatory body stating any non-compliance with this Paragraph 5 or any notice with respect to any violation of applicable statutes, laws, rules or regulations. Both parties shall notify each other of any adverse reaction, malfunction, injury or other similar claims with respect to the Products or the devices in which they are incorporated, of which either party becomes aware. The parties shall discuss and determine the responsibility for the investigation of all such complaints and the responsible party shall forward to the other a summary of its findings with respect thereto. TLM shall be responsible for managing all customer and end-user communications with respect to such complaints and for filing any medical device report required to be filed with the FDA and vigilance reports required to be filed with

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

regulatory authorities in other jurisdictions in which the Products are marketed. Nothing herein shall preclude either party from taking any action that it is required to take under applicable law or regulation.

5.4. Unless otherwise agreed to in writing by the Parties, TLM shall be responsible for the preparation, submission and obtaining of appropriate documents for regulatory clearance to market the Products worldwide. SOERING shall provide TLM with such information as SOERING and TLM shall reasonably agree upon, for the purpose of registration and/or regulatory clearance to sell the Products in any country in which TLM proposes to sell the Products. TLM shall be solely responsible, at its own cost, to obtain U.S. FDA clearance and the CE mark on any Products subject to this Agreement.

5.5. If requested by TLM, SOERING, at TLM’s cost, shall take all steps necessary to obtain and maintain determinations that the Products meet the consensus-based standards of safety required by the Occupational Safety and Health Act as determined by one or more Nationally Recognized Testing Laboratories and the equivalent approvals under the applicable standards promulgated by the Canadian Standards Association, the International Electrotechnical Commission, the German Technical Inspection Associations (TUVs) or their equivalents in other jurisdictions.

5.6. This Agreement shall be reviewed by SOERING at least annually for compliance to ISO 9001: 2000 and ISO 13485: 2001 and for ISO 13485: 2003 when certified on or before April 30, 2006.

5.7. Unless otherwise agreed to in writing by the parties, SOERING shall take all action necessary and bear all engineering costs incurred to insure that the Products and any changes or improvements to the Products conform with applicable regulatory standards required to allow application of the CE mark for the Products, recognizing that TLM will be responsible for obtaining the CE mark for the Products and all costs for submission and testing in connection associated therewith.

6.	Product Recall.

If either party believes that because of a defect in manufacturing or design a recall, market withdrawal, safety alert or similar action (“Recall”) of any Products is desirable or required by law, it will promptly notify the other party. The parties will then discuss reasonably and in good faith whether such Recall is appropriate or required and the manner in which the Recall shall be handled. The decision on the appropriate recall action is the sole responsibility of TLM. This Paragraph 6 shall not limit the obligations of either party under law with respect to Recall of Products required by law or properly mandated by governmental authority. SOERING shall bear all reasonable costs and expenses of any such Recall, which relates to the manufacture or design of the Products. TLM shall maintain complete and accurate records for such periods as may be required by applicable law of all the Products sold by it. The parties will cooperate fully with each other in effecting any Recall of the Products pursuant to this Paragraph 6. However, TLM shall be responsible for the actual conduct of any Recall of the Products, including communications with customers and end-users, and for any required notification to the FDA and other applicable regulatory authorities in respect thereof. SOERING agrees to comply with TLM product complaint reporting system and to provide all necessary data to complete investigations.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.	Product Name/Private Labeling.

TLM shall have the right to market and advertise Products exclusively under TLM’s name, trademarks, trade names, labels or other designations (collectively referred to as the “Marks”) for the term of this Agreement. All of such Marks shall remain the property of TLM, and SOERING shall have no rights thereto. TLM agrees to recognize the role of SOERING as manufacturer of the Products through identification of SOERING on the Products and literature relating thereto with the “Manufactured by SOERING.” logo, except as otherwise required for CE marked Products.

8.	Patent Infringement.

8.1. SOERING represents that the waveform and circuitry of the Generator Product is exclusively owned or licensed by SOERING. SOERING shall not knowingly employ in the performance of this Agreement, or include in any Product, including Generator Product, which SOERING supplies hereunder to TLM, any technology exclusively licensed by SOERING to a third party, or in which is owed by a third party from whom SOERING has not obtained a license to use such technology, other than standard, commercially available technology for which no license or payment is required to make, use, sell, distribute or otherwise utilize such technology. If a third party claims that the sale, distribution or use of any Product infringes a patent or trademark owned by that third party and such party threatens to commence or commences a suit or action based upon such claim, the parties agree to notify each other promptly of such threat of action or action, and to cooperate with each other in the defense of such a suit or action, subject to the indemnification obligations set forth in Section II., Paragraph 4.1.

8.2. If the sale, distribution or use of any Product including Generator Product, which SOERING supplies hereunder to TLM infringes on the patent of a third party, and TLM or its customer is enjoined by final judgment of a court of competent jurisdiction from using the Product, SOERING shall (or if any Product or part thereof becomes, or in SOERING’s opinion is likely to become, the subject of a claim of infringement of any intellectual property right of a third party, SOERING may), at SOERING’s option, either (i) replace or modify the Product so that it becomes non-infringing or (ii) procure for TLM the right to continue to sell the Product for the term of this Agreement, or, if neither (i) or (ii) is feasible, terminate this Agreement with regard to the infringing Product and repurchase all TLM’s inventory of the infringing Product at the price paid by TLM, including freight.

9.	Manufacturing Rights.

9.1. (a) Should SOERING be unable to or fail for any reason, other than as set forth in Section 1, Paragraph 9.2 hereof, to manufacture a Product in quantities at least equal to the Initial Products Minimum or the applicable Forecast, as the case may be, that are in accordance with the agreed upon Specifications, applicable industry standards and current Good Manufacturing Practices (“cGMPs”) as set forth in the Quality System Regulation promulgated by the FDA and found in Code of Federal Regulations, Title 21 Part 820 (the “QSR”) that are applicable to the Products (hereinafter referred to as a “Manufacturing Deficiency”), TLM within 30

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

days of the discovery of the Manufacturing Deficiency, on one hundred and twenty (120) days prior written notice to SOERING, may: (i) remove the particular Product from the terms of this Agreement; or (ii) exercise the right to designate a manufacturer, set forth in Paragraph 9.1(b) herein. During the one hundred and twenty (120)-day notice period set forth in the preceding sentence, SOERING will have the right to cure such Manufacturing Deficiency in order to keep the particular Product in compliance with the terms of this Agreement and, if it is successful in doing so, the notice shall be null and void.

(b) In the event that SOERING fails to cure the Manufacturing Deficiency, TLM may at TLM’s option find and contract with another source within thirty (30) days to manufacture the Product in accordance with the Specification. SOERING agrees to provide such source with the technology, know how and documentation necessary to enable it to manufacture the Product and to render such other assistance as may reasonably be requested to assure an orderly transition of the manufacturing operation and assign any applicable patent license.

9.2. SOERING shall not be liable for any failure to supply or deliver, or for any delay in the delivery of, the Products hereunder, when any such failure or delay is caused, directly or indirectly, by fires, floods, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands or labor), wars, shortages of fuel, power or raw materials, inability to obtain or delays of transportation facilities, acts of God, or any cause, whether similar or dissimilar, to the foregoing beyond the reasonable control of SOERING (a “Force Majeure Event”), as the case may be, affecting SOERING’s production and/or delivery of the Products covered by this Agreement or TLM’s acceptance or resale thereof. Such failure will be excused for three months or as long as such event shall be continuing (whichever period is shorter) provided that SOERING gives immediate written notice to TLM of the Force Majeure Event. SOERING shall exercise all reasonable efforts to eliminate the Force Majeure event and to resume performance. In the event the failure continues beyond three months, then TLM may at TLM’s option find and contract with another source within thirty (30) days from the end of the three-month period to manufacture and supply the Products. SOERING agrees to provide such source with the technology know how and documentation necessary to enable it to manufacture the Products and to render such other assistance as may reasonably be requested to assure an orderly transition of the manufacturing operation and assign any applicable patent license. SOERING agrees to maintain sufficient records and documentation in a secure place other than the place of manufacture to insure the ability to cure and/or transfer.

9.3. Should TLM terminate this agreement TLM shall be obligated to purchase all related finished goods, work in process, and parts which Soering possesses or has ordered at that time which quantities shall not exceed the then current 12 month forecast.

SECTION II. GENERAL PROVISIONS

1.	Term.

1.1. Unless terminated sooner pursuant to Section II., Paragraph 2 hereof or extended as provided herein, the term of this Agreement shall commence on the Effective Date and shall continue in force until the end of the third Agreement Year. If on or before the end of the third Agreement Year, the term of this Agreement has not been extended for additional 3 years beyond the end of the third Agreement Year by written agreement of TLM and SOERING, the parties on written notice from either party shall for a

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

period of ninety (90) days after such written notice (but in no event shall such period extend past the end of the third Agreement Year) conduct good faith discussions at mutually convenient times regarding the terms and conditions of an extension to this Agreement.

2.	Termination and Remedies.

2.1. Either party may terminate this Agreement upon written notice to the other party in the event of a material breach of this Agreement by the other party which is not cured within ninety (90) days after written notice of such breach is given. Notwithstanding the foregoing, (i) in the event TLM fails to timely pay for shipped Products within the time period set forth in Section I, Paragraph 2.3 or breaches the covenants and agreements in Section I, Paragraph 8.2 (a), SOERING may terminate the Agreement if such breach is not cured within ten (10) days after written notice by SOERING: (ii) in the event of a breach of Section II, Paragraph 3, and in addition to all other rights and remedies that SOERING has under this Agreement or at law or equity, SOERING may terminate this Agreement within ten (10) days after written notice to TLM.

2.2. Either party, at its election, may declare the other party to be in default under the Agreement and, without prejudice to any of its rights hereunder, may forthwith terminate the Agreement by written notice to the other party in the event the other party (i) makes a general assignment for the benefit of creditors, (ii) has a receiver of all or substantially all of its assets appointed, (iii) files a voluntary petition for reorganization or other arrangement or in bankruptcy under the U.S. bankruptcy laws, the equivalent German bankruptcy laws or (iv) is declared insolvent.

2.3. Notwithstanding anything to the contrary in this Agreement, any termination of this Agreement will not affect any rights of either party arising under this Agreement prior to such termination. In addition each party shall have all rights and remedies available to it at law or equity, except as limited by the terms of, Section II, Paragraph 2.4, below.

2.4. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE DAMAGE OR EXEMPLARY DAMAGES FROM THE OTHER. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER EXCEPT WITH RESPECT TO ANY BREACH OF SECTION II, PARAGRAPH 3; IT BEING AGREED THAT A PARTY MUST PROVE THE EXISTENCE OF, AND ITS ENTITLEMENT TO, CONSEQUENTIAL DAMAGES WITH RESPECT TO A BREACH OF SECTION II, PARAGRAPH 3 IN ACCORDANCE WITH APPLICABLE LAW.

3.	Confidential Information.

3.1. As used herein, “Confidential Information” shall mean the Specifications, all know-how relating to the development, manufacture, sale or use of any Product, including, without limitation, processes, techniques, methods, products, apparatuses, and materials and compositions which are reasonably related thereto, the direct labor, direct overhead and raw materials costs incurred in

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

the manufacture of Product, the raw material, and all other confidential or proprietary information that is reduced to writing, marked as confidential and given to one party by the other party relating to such other party or any of its affiliates, including information regarding any of the Products of such other party or any of its affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances. Neither party shall, during the term of this Agreement and for a period of five (5) years following the termination or expiration of this Agreement for any reason, use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) and each party shall insure that its employees, officers and agents shall not use or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement); provided, however, that TLM and SOERING may disclose Confidential Information to their employees on a need to know basis provided such persons are informed of the confidential nature of such information and are under contractual obligation to not use the Confidential Information and to keep such information confidential. Confidential Information shall not include information that (i) was already known to the receiving party at the time of its receipt thereof, as evidenced by its written records, (ii) is disclosed to the receiving party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving party or (iv) is required to be disclosed to comply with applicable laws or regulations or an order of a court or regulatory body having competent jurisdiction.

3.2. In the event that a party receives a subpoena which requires the disclosure of Confidential Information, such party shall provide the other party at least ten (10) days’ written notice of such subpoena prior to the return date, or as much advance notice as possible if the return date is in less than ten (10) days, to allow the other party to move to quash such subpoena. The party shall not disclose the Confidential Information during the notice period and during the pendency of any motion to quash the subpoena.

3.3. Title to all tangible forms of Confidential Information, including any copies thereof, shall be and remain with discloser. The recipient shall not copy or reproduce, in whole or in part, any Confidential Information from the discloser without written authorization except as is necessary to fulfill the purpose of this Agreement. Upon written request or termination of this Agreement, all tangible forms of Confidential Information with exception of an archive copy to be used solely for compliance with the recipient’s obligations under this Agreement or applicable law, shall be promptly returned to the discloser or destroyed.

4.	Indemnification and Insurance.

4.1. SOERING shall indemnify and hold TLM harmless against any and all claims, suits, proceedings, expenses, attorney’s fees, recoveries and damages, including expenses of total or partial Recall of Products, caused by defects in design, materials, or workmanship of the Products or based on a claim that the Products or their use infringes upon the claim of a patent of a third party (except to the extent that infringement arises in a Generator Product exclusively from the relationship of power level and fluid rate of TLM). The indemnification obligation, however, shall not apply if any Product is used in conjunction with a device, instrument or

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

product that is not approved for use with the Product. SOERING has and shall maintain product liability insurance in the amount of 7.5 million Euros for the duration of this Agreement.

4.2. TLM shall indemnify and hold SOERING harmless against any and all claims, suits, proceedings, expenses, recoveries and damages, including expenses of total or partial Recall of Products caused by TLM’s distribution practices or TLM’s advertising or promotional material for the Products, misrepresentations by TLM, use of the Product in an application or an environment for which it was not designed or contemplated hereunder, or modifications to, or improper repair of the Product or damage to the Products caused by unauthorized repair or modification of the Products by TLM. TLM has and shall maintain product liability insurance in the amount of $1,000,000 for the duration of this Agreement.

5.	No Transfer of Patent and Know-How.

Nothing in this Agreement constitutes or shall be construed as a transfer to either party of any of the patents, intellectual property rights, trade secrets or know-how relating to the Products or any other products or products-in-development of or a license for either party to use such patents, intellectual property rights, trade secrets or know-how.

6.	Representations, Warranties and Agreements of SOERING.

6.1. SOERING is a corporation duly organized and validly existing in good standing under the laws of Germany. SOERING has the corporate power to execute, deliver and perform this Agreement.

6.2. The execution and delivery of this Agreement by SOERING does not, and the performance of SOERING’s obligations hereunder will not, violate any provision of the organization documents of SOERING or violate any provision of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which SOERING is a party or to which SOERING or its assets, properties or business are subject to on the date hereof. This Agreement is a valid and binding agreement of SOERING enforceable against it in accordance with its terms.

6.3. SOERING is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that would, in the reasonable opinion of SOERING, adversely affect SOERING’S ability to perform the terms of this Agreement.

6.4. No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance by SOERING of this Agreement.

7.	Representations, Warranties and Agreements of TLM.

7.1. TLM is a corporation duly organized and validly existing in good standing under the laws of Delaware. TLM has the corporate power to execute, deliver and perform this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.2. The execution and delivery of this Agreement by TLM does not, and the performance of TLM obligations hereunder will not, violate any provision of the organization documents of TLM or violate any provision of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which TLM is a party or to which TLM or its assets, properties or business are subject to on the date hereof. This Agreement is a valid and binding agreement of TLM enforceable against it in accordance with its terms.

7.3. TLM is not party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that would, in the reasonable opinion of TLM, adversely affect TLM’s ability to perform the terms of this Agreement.

7.4. No approval of any person, entity or government authority is necessary with respect to the execution, delivery and performance by TLM of this Agreement.

8.	Miscellaneous.

8.1. This Agreement is not intended to create a partnership, association, joint venture or unincorporated business between SOERING and TLM, or any other type of entity which could be determined to be obligated to file tax or reporting returns pursuant to the Internal Revenue Code (or similar taxing laws of any county or U.S. State). Except as otherwise provided herein, each party hereto shall be responsible for the payment of all expenses or obligations incurred by it, including payments of withholding, social security, or other taxes or charges applicable to its employees, consultants, or contractors. Except as provided herein, neither party shall have the right to make any agreement in the name of the other party, nor obligate the other party to pay any amount, perform any act, or incur any liability or obligation.

8.2. Except as specifically agreed to in writing, each party shall bear all cost and expenses, which it incurs in connection with this Agreement.

8.3. Except as provided below, this Agreement may only be assigned with the prior written consent of the other party, which consent shall no be unreasonably withheld notwithstanding the foregoing, (i) a business combination transaction that results in another person or entity becoming the owner of in excess of 35% of either parties voting shares, (new company) whether through merger or sale of stock or acquiring all or substantially all of the assets of either party, or otherwise obtaining effective operating control of either party or (ii) any other change in either parties stockholders shall not constitute an assignment of this Agreement by either party that requires the other parties consent provided that either party obtains the written Agreement of any new company to be bound by this Agreement as were the parties. In the event of any permitted assignment pursuant to this paragraph 8.3, the assignee including without limitation a new company (The “Permitted Assignee” ) shall automatically be entitled to the benefits and terms of this Agreement as was the assignor from and after the date of such assignment and shall automatically be obligated as was the assignor as to all obligations then accrued or thereafter to accrual under this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.4. No amendment of modification or addition hereto shall be effective or binding on either of the parties hereto unless or until the same is reduced to writing and signed by both parties.

8.5. This Agreement, together with its Schedules A, B, C, D and Exhibit (currently no exhibit), embodies the entire understanding between the parties regarding the subject matter hereof and supersede any and all prior understandings and agreements relating to such subject matter.

8.6. The validity and interpretation of this Agreement shall be governed by the laws of the State of New Hampshire.

8.7. If the performance of this Agreement or any obligation hereunder, except the making of payments hereunder, is prevented, restricted or interfered with by reason of fire, flood, earthquake, explosion or other casualty or accident; strikes or labor disputes; inability to procure parts, supplies or power, war or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency; or any other act or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, such prevention, restriction or interference does not continue for more than one hundred and twenty (120) days and provided that the party so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall resume performance hereunder with dispatch whenever such causes are removed prior to such one hundred and twenty (120) days. This Paragraph 8.8 shall not be applicable to the failure of SOERING to supply or deliver, or for any delay in the delivery of, the Products, which failure or delay shall be covered by Section I, Paragraph 9.2.

8.8. It is expressly understood that the failure of either party to enforce any rights arising from the failure of the other party to perform, or perform properly, the other party’s obligations hereunder shall not constitute a waiver of its rights arising from such failure or improper performance, and that enforcement of any right hereunder shall not preclude exercise of any other remedies available at law. All rights and remedies, whether conferred hereby or by any other instrument or by law shall be cumulative, and may be exercised singularly or concurrently.

8.9. If any provision of the Agreement is held invalid by law, rule, order, or regulation of any government or by the final determination of any court of the United States, such invalidity shall not affect the enforceability of any other provision in this Agreement not held to be invalid.

8.10. This Agreement may be signed in counterparts; each counterpart shall constitute an original document, but all of which shall constitute one instrument. This Agreement may be duly executed and delivered by a party by execution and facsimile delivery of signature page of a counterpart to the other party, provided that, in such case, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.11. Any press release or other disclosure to the public regarding this Agreement and the transactions contemplated hereby shall be mutually agreed upon by the parties hereto; provided, however, that either party may make any such public announcement or disclosure that counsel advises in writing is required by applicable securities laws or regulations or rules or agreements with any stock exchange on which its shares are listed, in which case the party making the announcement or disclosure shall inform the other party in advance of the timing and proposed content and shall provide the other party with reasonable opportunity to review and comment on any such required announcement or disclosure.

8.12. All notices and consents hereunder shall be in writing and shalt be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by one-day courier service or by facsimile transmission (provided a copy is sent by one-day courier service) to the respective address or facsimile number provided below or to such other address or facsimile number as either party shall designate by written notice to the other in such manner:

To TLM:

TissueLink Medical, Inc.

One Washington Center, Suite 400

Dover, New Hampshire 03820

Attention: M. Jacqueline Eastwood, President & CEO

Facsimile: (603) 749-5024

with a copy to:

Steve Wilcox, Esq.

Ropes & Gray

One International Place

Boston, MA 02110

Facsimile: (617) 951-7050

To SOERING:

Soering, GmbH

Justus-von-Liebig-Ring 2, D-25451,

Quickborn, Germany

Attn: Holger Soring, President

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

TissueLink Medical, Inc.		SOERING GmbH

By:	/s/ M. Jacqueline Eastwood	By:	/s/ Holger Soring
Name:	M. Jacqueline Eastwood	Name:	Holger Soring
Title:	President	Title:	President
Date:		Date:

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE A “PRODUCTS”

Article No.

TL200-0000	Aquamantys Unit * includes tray, power cable, user guide, service manual (the “Generator Product”)

xxxxxxxxx	Packaging

Parts:
Article#
Art #	Name
200N0012	Power Cable for US and Canada
200N0023	Power Cable for Europe
700N0034	Pump head, 3-roller
740S0042	Case
300K0050	Motor unit (incl. Pre assembled)
800S0013	Transformer
810K1220	Panel Board
810K1240	Main Board, pre adjusted
810K1250	Mains Board
300K0051	Heat Sink & Fan (pre assembled)
800N0076	Mains Filter
820K0040	Bipo Socket
750S0500	Upper Front Label
750S0501	Lower Front Label

*	Inspection Sample received July 13, 2005. Modified board with priming timing change expected week of Aug 22, 2005.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE B

Unit price of Aquamantys is based on 12 month forecasted volume. The first 12 month forecast is attached as Schedule C and future 12 month forecasts will be established according to paragraph 2.2. Prices are firm to the 12 month forecasted volume. No credit adjustment will be made if volume exceeds the 12 month forecast.

Annual amount	Single Device costs		Sum		Discount
100	$	[*]	$	[*]	[*]%
200	$	[*]	$	[*]	[*]%
250	$	[*]	$	[*]	[*]%
300	$	[*]	$	[*]	[*]%

Parts Pricing : no quantity discount

Art#	Name	VK
200N0012	Power Cable for US and Canada	$[*]
200N0023	Power Cable for Europe	$[*]
700N0034	Pump head, 3-roller	$[*]
740S0042	Case	$[*]
300K0050	Motor unit (incl. Pre assembled)	$[*]
800S0013	Transformer	$[*]
810K1220	Panel Board	$[*]
810K1240	Main Board, pre adjusted	$[*]
810K1250	Mains Board	$[*]
300K0051	Heat Sink & Fan (pre assembled)	$[*]
800N0076	Mains Filter	$[*]
820K0040	Bipo Socket	$[*]
750S0500	Upper Front Label	$[*]
750S0501	Lower Front Label	$[*]
	Sum	$[*]

Shipping:

Time: 2-4 weeks after receipt of order within 115% of forecast. Amounts over 115% to be shipped in 8 weeks or less.

Term of Delivery: EX Works Quickborn/Germany

Mode of Delivery: Specified by TLM.

Packaging Cost: $[*] per Aquamantys Unit

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE C

Initial Products Minimum for:

Article No. TL200-0000 Aquamantys (incl. Tray) and Power

Cable Article No. 200N0012

Month	# Delivered
Oct 2005	10
Nov 2005	20
Dec 2005	20
Jan 2006	25
Feb 2006	25
Mar 2006	25
Apr 2006	12
May 2006	12
Jun 2006	11
Jul 2006	12
Aug 2006	12
Sep 2006	11
Oct 2006	12
Nov 2006	12
Dec 2006	11

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE D

Pump Generator and Cart Warranty

(to be provided in the user’s manual and the service manual):

LIMITED EXPRESS WARRANTY

For one (1) year from the date of shipment from TissueLink, if an Aquamantys Pump Generator or Cart is found, to TissueLink’s satisfaction, to be inoperable during normal and proper use in accordance with applicable instructions, TissueLink Medical, Inc. will repair or replace the product, at its sole option, provided the product is returned, freight prepaid, in accordance with all return packaging and shipping instructions. A product repaired or replaced under this warranty will be warranted for the remainder of the original warranty period.

TISSUELINK MEDICAL, INC. MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCT AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER. IN NO EVENT SHALL TISSUELINK MEDICAL, INC. BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES.

THE ABOVE WARRANTY IS VOID ON ANY PRODUCT WHICH HAS BEEN MODIFIED OR REPAIRED OTHER THAN BY TISSUELINK OR AN AUTHORIZED REPRESENTATIVE, IMPROPERLY INSTALLED, USED, MAINTAINED OR STORED, OR SUBJECT TO ABUSE, MISUSE, NEGLECT OR ACCIDENT. TISSUELINK IS NOT RESPONSIBLE FOR DAMAGE OR ANY OTHER LOSS DURING RETURN SHIPMENT.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

SCHEDULE D

Warranty On Repairs and Replacement Parts

(to be provided with repair quote in the future):

After the original warranty has expired, repairs and replacement parts are warranted for ninety (90) days from the date of shipment. This warranty extends only to those items repaired or replaced by TissueLink or an authorized representative, and does not extend to any other items.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

One Washington Center Suite 400
TISSUELINK TM	Dover. NH 03820
Simply Better Surgery	Phone 603-742-1515
Far 603-742403

Supply and Distribution Agreement

Schedule B and C Updates

The following schedules are the January 2008 updates to the Supply and Distribution agreement between TissueLink Medical, Inc and Soering, GmbH as set forth in section 2.2 of the original agreement dated September 15, 2005.

This agreement is effective for the dates of January 1, 2008 through December 31, 2008 at which time all other schedule B and Schedule C agreements are no longer in effect. The payment terms and exchange rate listed below will be in effect from January 1, 2008 through December 31, 2008 and supersede those listed in earlier agreements.

Schedule B

The 2008 unit price for the Aquamantys is based on a 12 month forecasted volume as discussed in Schedule C. Prices are firm for the length of this agreement. The forecasted volume will be reviewed at the end of the year and the unit price may be adjusted per the price schedule listed below for the equivalent annualized rate. No credit adjustment will be made if volume exceeds the forecast amount within the first six months or in the second six months. The Aquamantys pricing listed below applies to all current models regardless of the configuration required for individual countries or destinations.

Basic Unit Cost* [*] Euros

*	includes new exchange rate ([*]), precious metal motor increase (plus [*] euros ea).

Annualized Qtv	Discount	Price Each (Euros)	Price Each 115V (US Dollars)		Price Each 230V** (US Dollars)
Up to 249	[*]%	[*]	$	[*]	$	[*]
Up to 499	[*]%	[*]	$	[*]	$	[*]
Up to 749	[*]%	[*]	$	[*]	$	[*]
Over 749	[*]%	[*]	$	[*]	$	[*]

**	230V Generic unit cost also includes longer power cords (plus $[*] each).

Parts Pricing: No Quantity Discount

Art #	Name	Price Each (US Dollars)
200N0006	Power Cable for UK	$	[*]
200N0012	Power Cable for US and Canada	$	[*]
200N0023	Power Cable for Europe	$	[*]
200N0031	Power Cable for Europe 4.5m	$	[*]
200N0032	Power Cable for UK 4.5m	$	[*]
700N0034	Pump Head, 3 Roller	$	[*]
740S0042	Case	$	[*]
740K0072	Precious Metal Motor	$	[*]
800S0013	Transformer	$	[*]
810K1220	Panel Board	$	[*]
810K1240	Main Board, Pre Adjusted	$	[*]
810K1250	Mains Board	$	[*]
3001K0051	Heat Sink & Fan (Pre Assembled)	$	[*]
800N0076	Mains Filter	$	[*]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Parts Pricing: No Quantity Discount

Art #	Name	Price Each (US Dollars)
820K0040	Bipo Socket	$	[*]
750S0500	Upper Front Label	$	[*]
750S0501	Lower Front Label	$	[*]
750S0505	Pump Head Logo	$	[*]
750S0506	Warning Sticker	$	[*]
200N0060	Main Switch	$	[*]
200N0063	Cap for Main Switch	$	[*]
03-000X	User Guides (EN, DE or 1T)	$	[*]
03-0004	service Manual (EN)	$	[*]
0	Software Flash	$	[*]
0	Exchange of Main Boards	$	[*]
01-000	Technician Working hour	$	[*]
01-002	Engineer Working Hour	$	[*]
01-101	PSC (Safety Check)	$	[*]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Terms

Shipment 2-4 weeks after receipt of order for quantities within 115% of forecast, Amounts over 115% are to be shipped in 8 weeks or less.

Term of Delivery: EX Works Quickbom / Germany

Mode of Delivery: Specified by TissueLink Medical

Packaging Cost: $[*] per Aquamantys unit

Cert Cost: $[*] per Aquarnantys unit

Terms of Payment: 15 days from date of invoice

Exchange Rate: [*] Euro: Dollar

Exchange rate fluctuations are to be monitored by TissueLink Medical and Soring GmbH. If the fluctuations in the exchange rate are excessive, then either party may release an invoice for the recovery of exchange rate expenses prior to December 31, 2008. Payment of and/or release of an invoice must be agreed upon by both parties.

Schedule C

Every month a rolling 12 month forecast for the Aquamantys units (Article TL200-0000 including Reference Tray Label, User Guides, Service Manuals and Power Cable) will be provided to Soring GmbH by TissueLink Medical. The quantities given are subject to change per section 1.3 of the agreement and are provided for forecasting and planning purposes.

IN WITNESS WHEREOF, the parties hereto have caused this revision to this agreement to be executed as of the Effective Date by their duly authorized officers.

Tissuelink Medical, Inc.		Soring GmbH

By:	/s/ Tad Vaughn	By:	/s/ Holder Soring
Date:	1-22-08	Date	7-01-2008
	Tad Vaughn		Holger Sorino
Title:	VP of Operations	Title:	President

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.